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                                  EXHIBIT 3(i)


                          Certificate of Amendment to
                           Articles of Incorporation
                                       of
                           Panhandle Royalty Company

We, the undersigned officers of Panhandle Royalty Company, an Oklahoma corporation (the "Corporation"), in order to effect an amendment to the Articles of Incorporation of the Corporation, hereby certify as follows:

     1. The amendment set forth herein was duly adopted in accordance with the procedures set forth in Section 1077 of the Oklahoma General Corporation Act.

     2. The Articles of Incorporation of the Corporation is hereby amended as follows:

               (i) ARTICLE THREE of the Articles of Incorporation of the Corporation is amended and restated in its entirety to read as follows:

                         The duration of this corporation is perpetual.

              (ii) ARTICLE FIVE of the Articles of Incorporation is amended and restated in its entirety to read as follows:

                         The total number of shares of capital stock which the Corporation shall have authority to issue is six million five hundred shares (6,000,500), divided into six million (6,000,000) shares of Class A Common Stock of the par value of three and one-third cents (3 1/3 cents) per share and five hundred (500) shares of Class B Common Stock of the par value of one and no/100 Dollars($1.00) per share.

                         With respect to all matters to which the holders of Class A Common Stock are entitled to vote, each holder of Class A Common Stock shall be entitled to vote for each share of Class A Common Stock that is registered in such shareholder's name on the applicable record date, except as may be otherwise required by law. Class B Common Stock shall be nonvoting stock of the corporation.

             (iii) A new ARTICLE NINE shall be added to the Articles of Incorporation to read as follows:
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                    No merger, consolidation, liquidation or dissolution of the corporation, nor any action that would result in the same or other disposition of all or substantially all of the assets of the corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of capital stock then entitled to vote on such matters; provided, however, that if any such action has been approved prior to the vote by the shareholders by a two-thirds of the corporation's whole Board, the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote on such matters shall be required, to the extent such shareholder approval is otherwise required by the Oklahoma General Corporation Act.

                    The provisions set forth in this Article may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of holders of sixty-six and two-thirds percent (66 2/3%) of the shares of capital stock of the corporation then issued and outstanding and entitled to vote on such matters, or (b) the affirmative vote of two-thirds of the whole Board of the corporation and the affirmative vote of holders of a majority of the shares of the corporation's capital stock then issued and outstanding and entitled to vote on such matters.

     3. The remaining paragraphs of Articles of Incorporation shall remain in full force and effect and shall not be affected by this amendment.

     IN WITNESS WHEREOF, the undersigned officers have signed this Certificate of Amendment on this 7th day of May, 1999.


                                             PANHANDLE ROYALTY COMPANY
                                             an Oklahoma corporation


                                             BY: /s/ HW PEACE II
                                                ------------------------
                                                            , President

ATTEST:

/s/ MICHAEL C. COFFMAN
------------------------
            , Secretary